Exhibit 99.1

Encision Reports Third Fiscal Quarter Revenue Increase of 32% Over Prior
Year’s Third Fiscal Quarter

          BOULDER, Colo., Jan. 23 /PRNewswire-FirstCall/ -- Encision Inc. (Amex: ECI), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its third fiscal quarter ended December 31, 2006.

          Revenue for the third fiscal quarter ended December 31, 2006 was $2.79 million, representing a 32% increase over revenue of $2.12 million for the prior fiscal year’s third quarter.  The Company recorded a net loss of $49 thousand or $.01 per share for the third quarter of fiscal year 2007 compared to a net loss of $154 thousand or $.02 per share for the third quarter of fiscal year 2006.  Net loss for the third quarter of fiscal year 2007 includes stock-based compensation expense of $44 thousand, or $.01 per share, due to the implementation of SFAS 123(R).  Financial results prior to fiscal year 2007 did not include stock-based compensation expense.  Net loss for the third quarter of fiscal year 2007 also includes a one-time expense of $73 thousand, or $.01 per share, relating to the costs of obtaining equity capital financing, a project that was subsequently abandoned after the Company obtained a $2 million line of credit facility from SVB Silicon Valley Bank. Gross profit margin for the third quarter of fiscal year 2007 was 62% as compared to 60% for the third quarter of fiscal year 2006.

          Revenue for the nine months ended December 31, 2006 was $8.2 million, representing a 22% increase over revenue of $6.7 million for the prior fiscal year’s nine months.  The Company recorded net income of $87 thousand or $.01 per share for the nine months of fiscal year 2007 compared to a net loss of $297 thousand or $.05 per share for the nine months of fiscal year 2006. Net income for the nine months of fiscal year 2007 includes stock-based compensation expense of $138 thousand, or $.02 per share, due to the implementation of SFAS 123(R).  Financial results prior to fiscal year 2007 did not include stock-based compensation expense.  Net income for the nine months of fiscal year 2007 also includes a one-time expense of $73 thousand, or $.01 per share, relating to the costs of obtaining equity capital financing, a project that was subsequently abandoned after the Company obtained a $2 million line of credit facility from SVB Silicon Valley Bank. Gross profit margin for the nine months of fiscal year 2007 was 63% as compared to 60% for the nine months of fiscal year 2006.

          “I am pleased with our 32% revenue growth over the prior year’s third quarter revenue,” said Jack Serino, President and CEO of Encision Inc.  “In the third quarter we obtained a $2 million line of credit facility that will enable us to offer a disposable instrument option for each major reusable product and to increase our number of direct sales territories.  We began hiring for these programs during the quarter.”

          Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM(R) Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

          In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements.  Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

          CONTACT:  Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

ENCISION INC.
Condensed Statements of Operations
(Unaudited)
(Amounts in thousands, except per share information)

	Three Months Ended		Nine Months Ended

	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Revenue	$2,787	$2,117	$8,192	$6,708
Cost of revenue	1,054	852	3,055	2,681
Gross profit	1,733	1,265	5,137	4,027
Operating expenses	1,794	1,424	5,089	4,332
Operating income (loss)	(61)	(159)	48	(305)
Net income (loss)	$(49)	$(154)	$87	$(297)
Basic/diluted net income (loss) per share	$(0.01)	$(0.02)	$0.01	$(0.05)

ENCISION INC.
Condensed Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31, 2006	March 31, 2006

Cash and cash equivalents	$1,150	$902
Current assets	3,959	3,325
Total assets	4,469	3,817
Current liabilities	1,449	1,085
Shareholders’ equity	3,020	2,732
Total liabilities and shareholders’ equity	$4,469	$3,817

SOURCE  Encision Inc.
          -0-                                                  01/23/2007
          /CONTACT:  Marcia McHaffie of Encision Inc., +1-303-444-2600,
mmchaffie@encision.com/
          /Web site:  http://www.encision.com /
          (ECI)